Hamilton Bancorp, Inc. Announces Results for First Fiscal Quarter

TOWSON, MD, August 2, 2013 – Hamilton Bancorp, Inc. (Nasdaq: HBK), today reported net income of $18,000, or $0.01 per share (basic and diluted), for the quarter ended June 30, 2013, compared to $223,000 for the quarter ended June 30, 2012. Per share amounts for the prior year periods are not applicable as the net income reported is for Hamilton Bank prior to the completion of its mutual-to-stock conversion on October 10, 2012. As part of the conversion, Hamilton Bancorp became the Bank’s holding company and raised $35.6 million in net proceeds in a subscription offering.

Balance Sheet Review

Total assets at June 30, 2013 decreased 1.8% to $325.9 million from $332.0 million at March 31, 2013.  The decrease in assets is primarily attributable to a $6.7 million decrease in cash and cash equivalents to $27.3 million at June 30, 2013. Cash and cash equivalents were used to fund a growing loan portfolio and a decrease in deposits during the quarter ended June 30, 2013.

Total net loans increased $2.1 million to $161.4 million at June 30, 2013 from $159.3 million at March 31, 2013 despite a $2.2 million decline in residential one- to four-family loans as such loans were either paid down, repaid or refinanced and newly originated residential loans were sold in the secondary market at a premium. The Bank continues to transform the composition of its loan portfolio by emphasizing commercial and commercial real estate lending which has resulted in residential loan balances declining and commercial real estate and commercial business loans increasing over the past twelve months. At June 30, 2013, commercial real estate loans accounted for 24.9% of gross loans compared to 22.5% at March 31, 2013, or a net increase of $4.5 million.  Commercial business loans have reversed their trend and decreased slightly in the last quarter, representing 15.8% of gross loans at June 30, 2013, compared to 16.7% at March 31, 2013 or a net decrease of $1.1 million.

Total deposits were $257.5 million at June 30, 2013, compared to $260.1 million at March 31, 2013, a decline of $2.6 million. The decline in deposits was due to the continued decrease in time deposits. Time deposits decreased $9.0 million to $187.0 million at June 30, 2013 compared to $196.0 million at March 31, 2013. The Company remains focused on changing its deposit mix to rely less on certificates of deposit as a primary funding source and attract lower costing core deposits. Checking accounts increased $5.9 million to $26.3 million at June 30, 2013 compared to $20.4 million at March 31, 2013, an increase of 28.9%.

Total shareholders’ equity at June 30, 2013 was $65.7 million, compared to total equity of $67.4 million at March 31, 2013.  The decrease in shareholders’ equity was primarily attributable to a $1.7 million decrease in accumulated other comprehensive income associated with rising interest rates and the impact on the market value of the investment portfolio. The Company’s book value per common share at June 30, 2013 was $17.74 compared to $18.21 at March 31, 2013.  At that same date, tangible book value per share, which includes the $(0.77) per share effect of the Company’s $2.9 million of goodwill and other intangibles, equaled $16.97 per share.

Asset Quality Review

Nonperforming assets decreased 16.4% or $1.0 million to $4.9 million at June 30, 2013, from $5.9 million at March 31, 2013.  Total nonperforming assets were 1.51% of total assets at the end of the quarter, compared to 1.77% at March 31, 2013.  During the three months ended June 30, 2013, $704,000 in nonperforming loans were paid in full and the Bank charged off $169,000 in nonperforming loans. In addition, $91,000 in nonperforming loans were brought current by customer payments.

The provision for loan losses totaled $304,000 for the quarter ended June 30, 2013 compared to $58,000 for the 2012 period. The increased provision in the first quarter of 2013 was primarily related to charge offs totaling $169,000 for two commercial equipment loans and a residential mortgage loan and $115,000 in specific reserves established for another commercial term loan.

The allowance for loan and lease losses at June 30, 2013 totaled $2.2 million, or 1.37% of total loans, compared to $2.1 million at March 31, 2013, or 1.28% of total loans. The $159,000 increase in the allowance for loan losses is the result of $145,000 in net charge-off of loans, offset by $304,000 in provision for loan losses for the three months ending June 30, 2013.

Income Statement Review

Net interest income increased $26,000, or 1.2%, to $2.1 million for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. The slight increase during the 2013 period was attributable to the decline in both the yield and average balance on interest-bearing deposits, resulting in a decrease in the cost of interest-bearing deposits. The decline in the cost of interest-bearing deposits was partially offset by a decline in the yield on interest-earning assets, despite an increase in the average balance of interest-earning assets.  For the three months ended June 30, 2013, the interest rate spread decreased 11basis points to 2.59% from the prior year period. The net interest margin also decreased from 2.82% for the three month period ended June 30, 2012 to 2.77% for the three month period ended June 30, 2013.

Noninterest income for the first quarter of 2013 totaled $265,000 an increase of $80,000, or 43.2%, compared to the first quarter of 2012.  The increase between the two quarters was primarily due to increases in gain on sale of investment securities, service charges and income from bank owned life insurance, partially offset by a decrease in mortgage loan fees. Income from service charges increased due to an increase in the number of core deposits (checking and savings) which offer more fee based services and products than conventional time deposits.

Noninterest expenses increased $228,000 to $2.1 million for the three months ended June 30, 2013, compared to $1.9 million for the three months ended June 30, 2012.  The higher expense in the 2013 quarter is due in part to the added costs associated with operating as a public company, including legal expenses and professional services. In addition, new employees have been hired since the 2012 quarter to assist in administrating and growing the Bank’s commercial loan portfolio. The increase in operating expenses has been partially offset by decreases in advertising, foreclosed real estate expense and stationary and printing expense in the first quarter ended June 30, 2013 compared to the same period in 2012.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
(dollars in thousands)

	June 30,	March 31,
	2013	2013
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$27,289	$33,969
Investment securities, available for sale	113,697	116,234
Loans and leases receivable, net	161,415	159,317
Foreclosed real estate	756	756
Premises and equipment, net	2,398	2,461
Bank-owned life insurance	11,720	11,623
Goodwill and other intangible assets	2,866	2,877
Other assets	5,747	4,725
Total Assets	$325,888	$331,962

LIABILITIES
Deposits	257,547	260,117
Other liabilities	2,633	4,409
Total Liabilities	260,180	264,526
Total Shareholders' Equity	65,708	67,436
Total Liabilities and Shareholders' Equity	$325,888	$331,962

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months ended June 30,
	2013	2012
	(Dollars in thousands except per share data)
Interest revenue	$2,675	$2,887
Interest expense	548	786
Net interest income	2,127	2,101
Provision for loan losses	304	58
Net interest income after
provision for loan losses	1,823	2,043
Total noninterest revenue	265	185
Total noninterest expenses	2,136	1,908
Income (loss) before income
tax expense	(48)	320
Income tax expense (benefit)	(66)	97
Net income available to
common stockholders	$18	$223

Basic Earnings Per Common Share	$0.01	N/A
Diluted Earnings Per Common Share	$0.01	N/A

Hamilton Bancorp, Inc.
Tangible Book Value
(Unaudited)

	At	At
	June 30, 2013	March 31, 2013
	(dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders' equity	$65,708	$67,436
Less: Goodwill and other intangible assets	(2,866)	(2,877)
Tangible common equity	$62,842	$64,559

Outstanding common shares	3,703,000	3,703,000

Book value per common share	$17.74	$18.21

Tangible book value per common share	$16.97	$17.43
Tangible common equity to tangible assets	19.45%	19.62%

Hamilton Bancorp, Inc.
Allowance for Loan Losses
(Unaudited)

	For the Three Months ended June 30,
	2013	2012
	(Dollars in thousands)

Balance, beginning	$2,071	$3,552
Provision charged to income	304	58
Charge-offs	(169)	(1,503)
Recoveries	24	-
Balance, ending	$2,230	$2,107

Allowance for Loan Losses as a
percentage of gross loans	1.37%	1.26%

Hamilton Bancorp, Inc. and Subsidiary
Non-Performing Assets
(Unaudited)

	For the Three Months Ended	For the Fiscal Year Ended
	June 30, 2013	March 31, 2013
	(dollars in thousands)

Nonaccruing loans and leases	$4,165	$5,132
Accruing loans and leases delinquent more than 90 days	-	-
Foreclosed real estate	756	756
Total nonperforming assets	$4,921	$5,888

ASC 450 - Allowance for loan and lease losses	$1,639	$1,562
ASC 310 - Impaired loan valuation allowance	591	509
Total allowance for loans and lease losses	$2,230	$2,071

Ratio of nonperforming assets to total assets at end of period (1)	1.51%	1.77%
Ratio of nonperforming loans and leases to total loans and
leases at end of period (2)	2.55%	3.18%
Ratio of net charge offs to average loans and leases for
the period ended (3)	0.36%	1.96%
Ratio of allowance for loan and lease losses to total loans and
leases at end of period	1.37%	1.28%
Ratio of allowance for loan and lease losses to nonperforming
loans and leases at end of period (2)	53.54%	40.36%

(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed real estate.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the three months ended June 30, 2013 have been annualized.